Exhibit 10.15

LANDLORD’S RELEASE AND WAIVER

This Landlord’s Release and Waiver (this “Agreement”), dated as of July 13, 2009, is entered into among Premier Power Renewable Energy, Inc., a Delaware corporation (“Borrower”), whose address is 4961 Windplay Drive, Suite 100, El Dorado Hills, CA 95762, Umpqua Bank, an Oregon corporation, whose address is 2998 Douglas Blvd., Suite 100, Roseville, CA 95661(“Lender”) and 33 Partners, Inc., whose address is 2555 Townsgate Road, Second Floor, Westgate Village, CA  91361 (“Landlord”) on the following terms and conditions.

RECITALS

A.
Borrower and Landlord are parties to that certain Aviara Real Estate Sublease dated February 6, 2009, pursuant to which Borrower leases from Landlord the premises commonly known as 2555 Townsgate Road, Suite 200, Thousand Oaks, California (the “Premises”).

B.
Borrower and Lender have entered into, or are about to enter into, a loan agreement and promissory note pursuant to which Lender has agreed to lend, and Borrower has agreed to borrow, a line of credit and advised guidance line not to exceed, in the aggregate, Twelve Million and 00/100 Dollars ($12,000,000.00) (collectively, the “Loan”).  Lender has acquired or will acquire a security interest in the Collateral, as hereafter defined, to secure the Loan.  Some or all of the Collateral is located or may become located at the Premises.

Now, therefore, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, Lender and Landlord agree as follows:

1.
Lender has acquired or will acquire a security interest in the following (collectively, the “Collateral”): The following described property of Borrower and/or its subsidiaries, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located: All personal and fixture property of every kind and nature including without limitation all Goods (including Inventory, Equipment and any accessions thereto), Instruments (including promissory notes), Documents, Accounts, Chattel Paper (whether tangible or electronic), Deposit Accounts, Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing), Investment Property (including securities) and all  Supporting Obligations and proceeds, and all General Intangibles (including Payment Intangibles).

In addition, the term “Collateral” includes all the following, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located:

(a)           All attachments, accessions, accessories, tools, parts, supplies, increases, and additions to and all replacements of and substitutions for any property described above.
(b)           All products and produce of any of the property described in this Collateral definition.

(c)           All accounts, general intangibles, instruments, rents, monies, payments, and all other rights, arising out of a sale, lease, or other disposition of any of the properly described in this Collateral definition.

(d)           All proceeds (including insurance proceeds) from the sale, destruction, loss, or other disposition of any of the property described in this Collateral definition.

(e)           All records and data relating to any of the property described in this Collateral definition, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with all of grantor’s right, title, and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media.

2.
Landlord hereby consents to Lender’s security interest in the Collateral and disclaims any interests, liens and claims which Landlord now has or may hereafter acquire in the Collateral.  Landlord agrees that any lien or claim it may now have or may hereafter have in the Collateral will be at all times subject and subordinate to Lender’s existing or future security interest in the Collateral and will be subject to the rights granted to Lender by Landlord under this Agreement.

3.
Landlord and Borrower grant to Lender the right to enter upon the Premises for the purpose of inspecting the Collateral, removing the Collateral from the Premises or conducting sales of the Collateral on the Premises.  The rights granted to Lender in this Agreement will continue until a reasonable time after Lender receives notice in writing from Landlord that Borrower no longer is in lawful possession of the Premises.  During that time, Landlord shall not remove any Collateral from the Premises.  If Lender enters into the Premises and removes the Collateral, Lender agrees with Landlord not to remove any Collateral in such a way that the Premises are damaged without repairing any such damage or reimbursing Landlord for the cost or repaid.

4.
Landlord agrees that if Borrower is in default under the Lease, it will provide written notice of that default to Lender.  Borrower and Landlord each agree that they will not terminate the Lease without giving Lender at least thirty (30) days’ notice prior to the date of the proposed termination.

5.	This Agreement is entered into in the State of California and shall be construed under the laws of the State of California.

6.
If any party to this Agreement brings any action or proceeding to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys fees and costs of suit.

7.
This Agreement represents the full and final understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written discussions, agreements, negotiations, and understandings.

8.
Lender shall not be deemed to have waived any rights under this agreement unless such waiver is given in writing signed by Lender.  No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right.  No prior wavier or omission to exercise any right shall constitute a wavier of Lender’s rights or Landlord’s obligations as to any future events.

9.	This Agreement may be executed in any number of duplicate original counterparts that, taken together, shall constitute one and the same instrument.

Whereupon, this Agreement is entered into as of the date first above written.

BORROWER:

PREMIER POWER RENEWABLE ENERGY, INC., a Delaware corporation

By:
Dean Marks
President and Chief Executive Officer

LENDER:

UMPQUA BANK, an Oregon corporation

By:
George Diesch
Vice President

LANDLORD:

33 PARTNERS, INC.

By:

Its: